Exhibit 5.1

[Dow Lohnes Letterhead]

December 20, 2006

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367

Re: Youbet.com, Inc.

Ladies and Gentlemen:

We have served as special counsel to Youbet.com, Inc., a Delaware corporation (the “Company”), in connection with that certain Placement Agency Agreement, dated as of December 15, 2006 (the “Agreement”), between ThinkEquity Partners LLC and the Company. Capitalized terms used herein that are not otherwise defined herein shall have the same meanings as in the Agreement.

The Agreement relates to the issuance and sale by the Company to certain investors (each an “Investor” and, collectively, the “Investors”) of an aggregate of 6,200,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the Company’s engagement of the Placement Agent to act as its exclusive placement agent in connection with such issuance and sale.

The Company has registered the Shares pursuant to the Company’s Registration Statement on Form S-3 (file no. 333-126131) (the “Registration Statement”), which contains a prospectus (the “Base Prospectus”). We have been advised by a member of the staff of the Commission that this Registration Statement was declared effective on July 1, 2006. The Company also filed with the Commission, pursuant to Rule 424(b) under the Securities Act, (i) a preliminary prospectus supplement dated December 14, 2006 (the “Preliminary Prospectus Supplement”), and (ii) a final prospectus supplement dated December 15, 2006 (the “Final Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). The Shares are to be sold pursuant to the Agreement and subscription agreements entered into between the Company and each Investor (collectively, the “Subscription Terms”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In preparing this opinion we have reviewed (i) the Registration Statement, (ii) the Prospectus, (iii) the Agreement, (iv) the Subscription Terms, (v) the Company’s Amended Certificate of Incorporation and its Bylaws, (vi) the unanimous written consent, dated as of December 8, 2006, of the Company’s Board of Directors (the “Board”), and (vii) the minutes of the Pricing Committee of the Board with respect to meetings held on December 14, 2006 and December 15, 2006.

With respect to the foregoing documents, we have assumed (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction. As to matters of law set forth below, our opinion is limited to matters of law arising under the General Corporation Law of the State of Delaware and federal law of the United States of America, insofar as such laws apply (collectively “Applicable Law”); provided, however, that the term Applicable Law includes only those laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the issuance and sale of the Shares and does not include laws of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We express no opinion as to conflicts of law rules or the laws of any states or jurisdictions, including federal laws regulating securities or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

In rendering this opinion, we have assumed that, at the time Shares are offered and sold, (i) the Registration Statement will be effective, and (ii) all Shares will be sold in compliance with applicable state securities laws and in the manner contemplated in the Prospectus, the Agreement and the Subscription Terms.

Based upon and subject to the foregoing and any other qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company and paid for in accordance with the terms of the Agreement and the Subscription Terms, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K filed with respect to the Agreement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registration Statement, the Preliminary Prospectus, the Prospectus, the Agreement, the Subscription Terms or the Shares.         .

Very truly yours,

DOW LOHNES PLLC

By: /s/ Thomas D. Twedt
Thomas D. Twedt, Member

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